Hong Kong Highpower Technology Reports
Second Quarter 2008 Financial Results

HONG KONG AND SAN JOSE, CALIF., August 12, 2008 - Hong Kong Highpower Technology, Inc. (Amex: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) rechargeable batteries and related products, today announced financial results for the second quarter ended June 30, 2008.

Business Highlights

•	Net income of $0.05 per diluted share for second quarter 2008
•	Commenced trading on American Stock Exchange (“Amex”) and completed public offering of common stock in June 2008
•	Continued construction of nickel-metal hydride (Ni-MH) manufacturing facility in Huizhou, Guangdong Province, PRC
•	Healthy capital structure for ongoing growth initiatives and expansion plans

Second Quarter 2008 Financial Results

Net sales for the second quarter ended June 30, 2008 was $19.0 million, down from $20.5 million for the second quarter ended June 30, 2007, a decrease of 7.1%. This decrease was largely due to a 4% decrease in the average selling price of the Company’s battery units, which the Company adjusted in accordance with the fluctuating cost of nickel and the exchange rate between the U.S. Dollar and RMB, and a 3% decrease in the number of battery units sold. The 3% decrease in the number of battery units sold was due to decreased orders from the Company’s major customers, including Uniross Batteries (HK) Ltd. Net sales for the second quarter ended June 30, 2008 of $19.0 million were up from $17.8 million for the first quarter ended March 31, 2008. The quarter-over-quarter increase in net sales reflects an increase of 6% in the number of battery units sold due to increased orders from the Company’s major customers including Energizer Battery Manufacturing, Inc.

Second quarter 2008 gross profit increased 18.5% to $3.4 million, compared with $2.8 million for the second quarter of 2007. On a sequential basis, second quarter gross profit increased 24.6%, compared with $2.7 million for the first quarter of 2008. Gross margin was 17.7% for the second quarter of 2008, compared with 13.9% for the second quarter of 2007 and 15.2% for the first quarter of 2008. Gross margin in the comparable periods reflects the impact of substantial volatility in the market cost of nickel from January through September of 2007. Initially, fixed-price contracts with customers prevented an appropriate adjustment to the sales price of the Company’s batteries. The improvement in gross margin to more standardized levels during the second quarter ended June 30, 2008 primarily reflects the adjustment to the average selling price of the Company’s products based on the increased market cost of nickel.

Hong Kong Highpower Technology

Selling and distribution costs were $548,000 for the three months ended June 30, 2008, compared with $475,000 for the comparable period in 2007 and $414,000 for the first quarter of 2008. The increase in selling and distribution costs in the second quarter 2008 was primarily due to the expansion of the Company’s team of sales representatives.

General and administrative costs, including stock-based compensation, totaled $1.6 million for the three months ended June 30, 2008, compared with general and administrative costs of $866,000 for the comparable period in 2007 and $770,000 for the three months ended March 31, 2008. General and administrative costs, including stock-based compensation, for the second quarter of 2008 included a stock-based business consulting fee of $520,000 (which the Company is amortizing over a period of one year on a straight line basis). The increase in general and administrative costs was due primarily to $230,000 of increased labor costs related to the expansion of Hong Kong Highpower Technology’s workforce to expand its production, and $260,000 in charges associated with the Company’s initial public offering and listing on Amex, which consisted primarily of legal, investment banking and accounting fees.

The Company reported a loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) of $331,000 for the three months ended June 30, 2008. This compares with losses on the exchange rate difference of $129,000 and $505,000 for the second quarter 2007 and the first quarter 2008, respectively. Due to the volatility of the USD to the RMB (the Company’s functional currency), the Company has put into place a hedging program to attempt to protect it from significant changes to the USD, which could affect the value of the Company’s USD receivables and sales. In February 2008, the Company entered into a series of currency hedges totaling a notional amount US$5,000,000 expiring from October 2008 to February 2009. The foreign currency forwards provide for potential losses to the Company if the dollar weakens below an average rate of 6.5 RMB to the USD. The Company would have gains if the USD strengthens against the RMB. Settlement of the notional amounts of 20% will be made each month starting in October 2008 and ending in February 2009.

The Company recorded a provision for income taxes of $64,000, or 0.3% of net sales, for the second quarter 2008, compared with provisions for income taxes of $96,000, or 0.4% of net sales, for the second quarter 2007 and $167,000, or 0.9% of net sales, for first quarter 2008. The decrease was a result of a decrease in the Company’s net margin.

Net income for the second quarter of 2008 was $684,000, or $0.05 per diluted share, based on 12.9 million weighted average shares outstanding. This compares with second quarter 2007 net income of $1.3 million, or $0.13 per diluted share, based on 9.3 million weighted average shares outstanding, and first quarter 2008 net income of $730,000, or $0.04 per diluted share, based on 20.5 million weighted average shares outstanding. The variance in weighted average shares outstanding for the sequential periods reflects a 5-for-8 reverse stock split effected on June 19, 2008 in conjunction with the Company’s commencement of trading on Amex.

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Hong Kong Highpower Technology

Non-GAAP Financial Results

Hong Kong Highpower Technology considers and uses EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of its operating performance. The Company defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization (see “Use of Non-GAAP Financial Measures” below). EBITDA is calculated as follows for the periods presented:

	Three Months Ended June 30
	2008	2007
	$	$
Net income (loss)	684,247	1,174,090
Interest expense	194,017	111,165
Income taxes	64,298	96,049
Depreciation	88,285	78,240
Amortization	12,500	12,500
EBITDA	1,043,347	1,472,044

EBITDA for the second quarter ended June 30, 2008 totaled $1.0 million, compared with $1.5 million for the second quarter ended June 30, 2007 and $1.3 million for the first quarter ended March 31, 2008. The year-over-year decrease was primarily due to costs related to the public offering of common stock and fees associated with the listing on Amex totaling $260,000 and the increased loss on the exchange rate difference.

Balance Sheet

Hong Kong Highpower Technology completed a public offering of 603,750 shares of common stock at $3.25 per share (including exercise of the over-allotment option) on June 24, 2008, raising proceeds of $1.5 million net of underwriting discounts and commissions, fees for legal and auditing services, and other offering costs.

At June 30, 2008, Hong Kong Highpower Technology had cash and cash equivalents and restricted cash totaling $9.9 million, total assets of $59.5 million, working capital of $6.0 million and stockholders’ equity of $15.8 million. Bank credit facilities totaled $28.6 million at June 30, 2008, of which $11.8 million was available as unused credit.

Financial Targets

“With stabilization in the market price of nickel this year along with incremental growth in our lithium-ion battery business, we expect to return to a more normalized growth rate for the full year 2008,” said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology. “For 2008 we are targeting net sales growth of more than 20% over 2007 to $90.0 million, and we are looking to expand our worldwide rechargeable battery market share from approximately 10% in 2007 to 15% in 2008. We are also targeting gross margin of approximately 16%, net income of approximately $3.8 million and EBITDA approaching $6 million.

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Hong Kong Highpower Technology

“As we move through the remainder of the year, we will continue to leverage our leading position in the Ni-MH rechargeable battery market to meet growing demand for Li-ion battery products,” Pan continued. “We are on track with our development of a new manufacturing facility, which will significantly increase our production capacity and assist us in realizing additional economies of scale. We are also looking to broaden our international distribution channels as we expand our current product offering.”

Conference Call and Webcast

Management of Hong Kong Highpower Technology will host a conference call today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time to discuss second quarter 2008 financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800-891-5765 from the U.S., or 702-696-4830 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.haopengbattery.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 58839635. A webcast replay will be available for one year.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information visit www.hapogenbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Hong Kong Highpower Technology (“HPJ” or the “Company”) to differ materially from the results expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, fluctuations in the cost of raw materials, the Company’s dependence on major customers for a significant portion of its net sales, changes in the laws of the PRC that affect the Company’s operations, the devaluation of the U.S. Dollar relative to the Renminbi, the Company’s dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use its battery products, and the Company’s ability to successfully develop its Li-ion battery business. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission, including its most recently filed reports on Form 10-K and 10-Q. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

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Hong Kong Highpower Technology

Use of Non-GAAP Financial Measures

Hong Kong Highpower Technology defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. The Company uses EBITDA as a supplemental measure to review and assess its operating performance and to enhance comparability between periods. The Company also believes the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense). Hong Kong Highpower Technology also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as an alternate measure of financial performance. The Company reconciles EBITDA to net income (loss), the most comparable financial measure under U.S. GAAP.

The Company believes that EBITDA permits a comparative assessment of its operating performance, relative to Company performance based on its U.S. GAAP results, while isolating the effects of interest, taxes, depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance. The Company provides information relating to its EBITDA so that securities analysts, investors and other interested parties have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its EBITDA are a valuable indicator of its operating performance and of its ability to produce operating cash flows to fund working capital needs, to service debt obligations and to fund capital expenditures.

The term EBITDA is not defined under U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. The Company’s EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated statement of operations data prepared in accordance with U.S. GAAP. Some of these limitations include, but are not limited to, the following:

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Hong Kong Highpower Technology

EBITDA (1)does not reflect the Company’s cash expenditures or future requirements for capital expenditures or contractual commitments; (2)does not reflect changes in, or cash requirements for, the Company’s working capital needs; (3)does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on its debt; (4)does not reflect income taxes or the cash requirements for any tax payments; and (5)does not reflect all of the costs associated with operating Hong Kong Highpower Technology’s business; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies may calculate EBITDA differently than Hong Kong Highpower Technology does, limiting its usefulness as a comparative measure.
Hong Kong Highpower Technology compensates for these limitations by relying primarily on its U.S. GAAP results and using EBITDA only supplementarily.

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally / Brandi Floberg
(310) 277-4711
HPJ@finprofiles.com

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	19,021,476	20,466,844	36,853,039	32,006,349
Cost of sales	(15,646,609)	(17,619,570)	(30,769,873)	(28,102,660)

Gross profit	3,374,867	2,847,274	6,083,165	3,903,689
Depreciation	(31,285)	(28,240)	(80,656)	(54,044)
Selling and distribution costs	(547,697)	(475,202)	(961,720)	(948,288)
General and administrative costs, including stock-based compensation	(1,571,405)	(865,646)	(2,341,101)	(1,800,945)
Loss on exchange rate difference	(330,788)	(129,075)	(835,675)	(201,408)

Income from operations	893,692	1,349,111	1,864,013	899,004
Change in fair value of currency forwards	-	-	29,102	-
Change in fair value of warrants	(71,250)		(71,250)
Other income	120,120	32,193	224,654	73,863
Interest expenses	(194,017)	(111,165)	(400,767)	(248,640)

Income before taxes	748,545	1,270,139	1,645,752	724,227
Income taxes	(64,298)	(96,049)	(231,178)	(52,800)

Net income for the period	684,247	1,174,090	1,414,574	671,427

Other comprehensive income
- Foreign currency translation gain	516,654	138,116	748,739	263,469

Comprehensive income	1,200,901	1,312,206	2,163,313	934,896

Earnings per share of common stock
- Basic	0.05	0.13	0.11	0.07
- Diluted	0.05	0.13	0.11	0.07

Weighted average number of common shares outstanding
- Basic	12,899,560	9,248,973	12,849,203	9,248,973
- Diluted	12,906,483	9,248,973	12,852,665	9,248,973

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	2,999,604	1,489,262
Restricted cash	6,873,512	5,453,650
Accounts receivable	12,678,294	15,906,175
Notes receivable	295,835	386,482
Prepaid expenses and other receivables	6,198,518	2,501,796
Deferred charges - Stock-based compensation	476,666
Inventories, net	20,153,229	14,371,289

Total Current Assets	49,675,658	40,108,654
Deferred tax assets	87,134	28,277
Deposit paid for acquisition of machinery	-	1,115,123
Plant and equipment, net	5,653,651	3,789,382
Leasehold land	3,126,977	2,928,495
Intangible asset	925,000	950,000
Currency forward	29,102	-

TOTAL ASSETS	59,497,522	48,919,931

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	22,905,357	19,561,118
Other payables accrued liabilities	3,585,622	2,320,956
Income tax payable	366,991	73,768
Bank borrowings	16,844,321	15,410,542

Total Current Liabilities	43,702,291	37,366,384

TOTAL LIABILITIES	43,702,291	37,366,384

STOCKHOLDERS’ EQUITY
Preferred stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding	-	-

Common stock
Par value: US$0.0001
Authorized: 100,000,000 shares

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Hong Kong Highpower Technology

Issued and outstanding: 2008 - 13,562,596 shares (2007 - 12,798,846 shares)	1,356	1,280
Additional paid-in capital	4,844,013	2,765,870
Accumulated other comprehensive income	1,906,763	1,157,872
Retained earnings	9,043,099	7,628,525

TOTAL STOCKHOLDERS’ EQUITY	15,795,231	11,553,547

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	59,497,522	48,919,931

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